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                                                           Exhibit 23

               Letterhead of Kenny S&P Evaluation Services
                  (a division of J.J. Kenny Co., Inc.)

                          August 22, 2001

Prudential Investment Management Services LLC
100 Mulberry Street
Gateway Center Three
Newark, New Jersey 07102

         Re: National Municipal Trust
            Post-Effective Amendment No. 6
            Series 177

Gentlemen:

   We have examined the Registration Statement File No. 33-57845 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the Trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                                Sincerely,

                                                Frank A. Ciccotto
                                                Frank A. Ciccotto
                                                Vice President